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                                                                 EXHIBIT 1.A.(9)


                               SERVICE AGREEMENT
                                    BETWEEN
                      MERRILL LYNCH INSURANCE GROUP, INC.,
                         FAMILY LIFE INSURANCE COMPANY
                                      AND
                      MERRILL LYNCH LIFE INSURANCE COMPANY


         This Service Agreement is entered into as of the 29th day of November, 1990 between Family Life Insurance Company, a Washington corporation ("FLIC"), Merrill Lynch Life Insurance Company, a Washington corporation ("MLLIC") and Merrill Lynch Insurance Group, Inc., a Delaware corporation, for itself and for its affiliates other than FLIC and MLLIC ("MLIG").

                              W I T N E S S E T H:

         WHEREAS, FLIC is a wholly-owned subsidiary of MLIG, and MLLIC is a wholly-owned subsidiary of FLIC, and

         WHEREAS, each party to this Agreement desires to utilize certain services to be provided by the other parties in carrying out certain of their respective corporate functions, and







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         WHEREAS, each party is willing to furnish, or cause its affiliates to furnish, such services on the terms and conditions hereinafter set forth;

         NOW THEREFORE, the parties do hereby mutually agree as follows, effective as to FLIC and MLLIC respectively, only so long as it is an affiliate of MLIG:

         1. Each party will provide or contract or arrange with any of its affiliates for the providing of, as available, services as listed in Exhibit I
hereto, if and to the extent requested by the other.   Exhibit I may be
modified from time to time by agreement between the parties.

         2. For services provided, the service recipient agrees to pay the service provider:

                 (a) the amounts as may be specified in one or more Schedules, pertaining to particular categories of services, as may be executed by the parties and attached to and incorporated into this Agreement; or





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                 (b)      if not so specified, to pay those charges (direct and
indirect) and expenses incurred by the service provider which, as reasonably determined by the service provider and demonstrated to the reasonable satisfaction of service recipient, reflect actual cost of such services to the service provider, provided that

                          (1) charges and expenses for personnel shall be based on a reasonable allocation of the time spent on service recipient matters relative to time spent on other matters;

                          (2) charges and expenses for property or other services shall be based on a reasonable allocation of the proportion of and period of time such property or services is utilized for service recipient matters relative to that utilized for other matters, and;

                          (3) no charges or expenses shall exceed those charged by the service provider in the





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                                  relevant market for comparable personnel,
                                  property or services as the case may be.

After the end of each month, the service provider will send the service recipient a bill covering service charges and expenses which have been incurred, or the amount of which has been ascertained, during such month, and the service recipient will pay for such charges and expenses upon receipt of the bill.

         3. The books, accounts and records of MLIG, its affiliates providing services hereunder, FLIC and MLLIC as to all transactions hereunder shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges, expenses or fees hereunder. The service recipient shall have the right, at its own expense, and at any reasonable time, to make an audit of the services rendered and the amounts charged therefor.

         4. The term of this Agreement shall commence as of the date hereinabove indicated and continue until December 31, 1990, and thereafter shall be deemed to be renewed automatically, upon





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the same terms and conditions, for successive periods of one year each, until any party, at least 60 days prior to the expiration of the original term or of any extended term, shall give written notice to the other parties of its intention not to renew the Agreement, provided that, notwithstanding the foregoing, electronic data processing services will be made available to the service recipient for up to six months following any such termination, if the service recipient shall so request.

         5. It is understood that (a) MLIG, any of its affiliates or subsidiaries, will invest for their own account and may act as investment advisor for others and that MLIG or such others or persons or organizations affiliated with MLIG could have investment interests adverse to the interests of FLIC or MLLIC in the same or related investments; (b) MLIG is not obligated to make available to FLIC or MLLIC any particular investment opportunity which comes to MLIG or its subsidiaries or affiliates, regardless of whether such opportunity is consistent with the investment policies of FLIC or MLLIC; and
(C) FLIC and MLLIC shall retain full control over their respective investment activities, and MLIG or any of its affiliates or subsidiaries shall have no power or authority by virtue of this Agreement,





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whether as agent or otherwise, to obligate or commit FLIC or MLLIC for the acquisition or disposition of any investment.

         6. All differences between MLIG, FLIC and MLLIC on which agreement cannot be reached will be decided by arbitration. The arbitrators will interpret this Agreement in accordance with the usual business practices, rather than strict technicalities or rules of law. Three arbitrators will decide any differences. They must be officers of life insurance companies other than the parties to this agreement, their parents, subsidiaries and affiliates. One of the arbitrators is to be appointed by service provider and one by the service recipient, and these two will select a third. If the two are unable to agree on a third, the choice will be left to the President of the American Council of Life Insurance or its successor organization. The arbitrators' decision will be by majority vote and no appeal will be taken from it. The costs of the arbitration will be borne by the losing party unless the arbitrators decide otherwise.

         7. No assignment of this Agreement shall be made by any party without the consent of the other parties.





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         8.      Subject to the foregoing Clause 7, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

         9. This Agreement shall supersede the Management Services Agreement between FLIC and MLLIC dated April 28, 1986.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                           MERRILL LYNCH INSURANCE GROUP, INC.



                                  By:           /s/  THOMAS H. PARICK
                                           ------------------------------------
                                                     Thomas H. Patrick


                                           FAMILY LIFE INSURANCE COMPANY


                                  By:          /s/  JAMES W. ENTRINGER
                                           -----------------------------------
                                                     James W. Entringer


                                           MERRILL LYNCH LIFE INSURANCE COMPANY


                                  By:          /s/  JAMES W. ENTRINGER
                                           -----------------------------------
                                                     James W. Entringer


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                                   EXHIBIT I

                              To Service Agreement
                          Between MLIG, FLIC and MLLIC

Personnel, Property and Services (except as provided under separate agreements of Schedules):

                 1.       Accounting and auditing.

                 2.       Actuarial.

                 3.       Administration.

                 4.       Advertising, marketing and public relations.

                 5. Claims (pursuant to the service recipient's guidelines and subject to final approval by the service recipient.

                 6.       Corporate Secretary.

                 7.       Development of software programs.

                 8.       Electronic data processing.

                 9.       Financial and cash advice or management.

                 10.      Investment advisory or management.

                 11.      Legal.

                 12.      Office and general supplies.

                 13.      Payroll services.

                 14.      Personnel.

                 15.      Premium billing and collection.

                 16.      Printing.

                 17.      Product design and development.





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                 18.      Regulatory filings and reports.

                 19.      Storage.

                 20. Underwriting (pursuant to the service recipient's guidelines and subject to final approval by the service recipient).

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